Keryx Biopharmaceuticals Announces Positive Final Data from ZerenexTM Short-Term Phase 3 Study

Data Presented During Oral Presentation at Ongoing National Kidney Foundation Spring Clinical Meeting

NEW YORK, April 28, 2011 /PRNewswire via COMTEX/ -- Keryx Biopharmaceuticals (Nasdaq: KERX) today announced the final dataset from the Phase 3 short-term clinical trial of ZerenexTM (ferric citrate) for the treatment of hyperphosphatemia in end-stage renal disease patients on dialysis.  The Zerenex data was presented earlier today at the National Kidney Foundation Spring Clinical Meetings being held in Las Vegas, Nevada, in an oral presentation by David S. Goldfarb, M.D., Clinical Chief of Nephrology, NYU Langone Medical Center, Professor of Medicine & Physiology, NYU School of Medicine.  On November 30, 2010, the Company issued a press release announcing positive top-line results from this Phase 3 short-term study.

PHASE 3 SHORT-TERM STUDY DESIGN

This Phase 3 study was a multicenter, randomized, open-label trial with a two-week washout period, following which patients were randomized 1:1:1 to receive a fixed dose of Zerenex of either 1 gram, 6 grams or 8 grams per day for a treatment period of 28 days. Zerenex was administered using a 1 gram oral caplet formulation, hence, the fixed-dose arms of 1 gram, 6 grams and 8 grams per day represent 1, 6 and 8 pills per day, respectively.

One hundred fifty-one dialysis patients were enrolled into the study. The Intent-to-Treat (ITT) group included 146 patients, representing all patients who took at least one dose of Zerenex and provided a Baseline (at the end of washout) and at least one post-Baseline efficacy assessment. Efficacy assessments were taken weekly starting at Baseline and subsequently at days 7, 14, 21 and 28.

EFFICACY DATA ANALYSES

The primary endpoint of the study was to determine whether there was a dose response in the change in serum phosphorus from Baseline to Day 28 in the ITT group, using a regression analysis to evaluate this objective.

The study met the primary endpoint, with the regression analysis indicating a highly statistically significant dose response (p<0.0001).

Additional efficacy results are as follows:

Mean Serum Phosphorus (mg/dL) ITT (n=146)	1g/Day (n=50)	6g/Day (n=51)	8g/Day (n=45)
Baseline (End of Washout)	7.3	7.6	7.5
Day 28/LOCF* (End of Treatment)	7.4	5.6	5.3
Change from Baseline at Day 28 P-Value	0.1	-2.0 <0.0001	-2.2 <0.0001
% Change from Baseline at Day 28	0.5%	-25.7%	-29.6%

* Last observation carried forward was used for missing data.

Additional highlights from Dr. Goldfarb’s presentation on Zerenex are as follows:

▪	Statistically significant dose response increase in serum bicarbonate suggests potential to address metabolic acidosis

▪	Statistically significant dose response reduction in calcium x phosphorus product

▪
Modest upward trends in Ferritin and TSAT in 6 grams/day and 8 grams/day dose groups further supports theory that Zerenex could reduce the need for intravenous iron and erythropoiesis-stimulating agent (ESA) use

▪	Zerenex appeared to be safe and well-tolerated in the study

▪	GI adverse events were mostly mild and transient in nature

▪	No SAEs were deemed to be drug-related by the Data Safety Monitoring Committee

Dr. Goldfarb concluded that Zerenex has the potential to become a viable alternative to the currently approved phosphate binders used to treat ESRD patients.

Ron Bentsur, Chief Executive Officer of Keryx, stated, "We are encouraged by the final efficacy and safety data from the Phase 3 short term study presented earlier today, which confirm the top-line data previously reported.”  Mr. Bentsur continued, "We thank Dr. Goldfarb for his time and effort in preparing for and delivering this morning’s presentation.”

In accordance with the Company's Special Protocol Assessment (SPA) agreement with the FDA, the Phase 3 clinical program for Zerenex consists of two clinical studies, the completed short-term study, and a long-term safety and efficacy study that is currently ongoing.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with approved therapies. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 studies is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA. Keryx is also developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex for the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease on dialysis is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for ZerenexTM (ferric citrate) may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability, and our Japanese partner’s ability, to successfully and cost-effectively complete clinical trials for Zerenex (ferric citrate); uncertainties related to the regulatory process; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.